===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SCIENTIFIC-ATLANTA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF SCIENTIFIC-ATLANTA APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of Scientific-Atlanta, Inc. (the "Corporation") will be held on Wednesday, November 11, 1998, at 9:00 a.m., local time, at the Grand Hyatt Atlanta In Buckhead, 3300 Peachtree Road, Atlanta, Georgia 30305, for the purpose of considering and voting upon the following matters, all of which are described in the attached Proxy Statement:

1. The election of two directors;

2. A proposal to approve the amended Non-Employee Directors Stock Option Plan;

3. A proposal to ratify the selection of Arthur Andersen LLP as independent auditors of the Corporation for the current fiscal year; and

4. Such other matters as may properly come before the meeting and at any adjournments thereof.

  Only shareholders of record at the close of business on September 23, 1998, shall be entitled to notice of and to vote at the meeting and any adjournments thereof.

  A proxy solicited by the Board of Directors, together with a Proxy Statement and a copy of the Corporation's 1998 Annual Report, are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting and wish to vote in person, you may do so by withdrawing your proxy prior to the meeting.


                                       By order of the Board of Directors

                                          /s/ William E. Eason, Jr.
                                       ----------------------------------
                                                   Secretary

September 28, 1998

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092

                           SCIENTIFIC-ATLANTA, INC.
                         ONE TECHNOLOGY PARKWAY, SOUTH
                            NORCROSS, GEORGIA 30092

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Scientific-Atlanta, Inc. (the "Corporation"), for use at the Annual Meeting of Shareholders of the Corporation to be held on November 11, 1998, and at any adjournments thereof (the "Annual Meeting"). Shareholders of record as of the close of business on September 23, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had 79,177,924 shares of Common Stock, par value $0.50 per share (the "Common Stock"), outstanding and entitled to vote at the meeting, with each share entitled to one vote.

  Copies of solicitation materials will be furnished to brokerage houses and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock. The Corporation has engaged Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, banks and their nominees which are shareholders of record, at a cost of approximately $7,000. The costs of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit proxies in person or by telephone or telegraph without receiving any compensation in addition to their regular compensation as directors or employees.

  Proxies are first being mailed to shareholders on September 28, 1998. Any proxy which is returned by a shareholder properly completed and which is not revoked will be voted at the meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR Proposals 2 and 3 and in the proxy holders' discretion with regard to all other matters incidental to the conduct of the meeting or which may otherwise properly come before the meeting. Any proxy given pursuant to this solicitation may be revoked prior to the meeting at any time by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to the Secretary of the Corporation. Any proxy given pursuant to this solicitation may also be revoked by any shareholder who attends the meeting and gives notice of his election to vote in person, without compliance with any other formalities.

  The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Corporation to act as the inspectors of election for the meeting. Inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With the exception of Proposal No. 2 regarding approval of the amended Non-Employee Directors Stock Option Plan for which abstentions will be included in the calculations for the purpose of determining whether the matters have been approved and will be treated as "no" votes, abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast."

                         CERTAIN BENEFICIAL OWNERSHIP

  The following table sets forth information as to shares of the Corporation's Common Stock held by persons known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock based upon information publicly filed by such persons:

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNERSHIP      CLASS (1)
------------------------------------               ----------------- ----------
FMR Corp..........................................     4,821,520(2)     6.10%
 82 Devonshire Street
 Boston, Massachusetts 02109
Vanguard/Windsor Funds, Inc.......................     7,351,400(3)     9.32%
 Post Office Box 2600
 Valley Forge, Pennsylvania 19482-2600

--------
(1) The percent of class was computed by the beneficial owner as of a date immediately preceding the filing of its Schedule 13G with the Securities and Exchange Commission.
(2) Based on a Schedule 13G, dated March 10, 1998, filed with the Securities and Exchange Commission by FMR Corp. and related entities. Of such shares, FMR Corp. has sole voting power over 497,020 shares and sole dispositive power over 4,821,520 shares. Includes shares held as trustee for certain of the Corporation's employee benefit plans.
(3) Based on a Schedule 13G, dated February 9, 1998, filed by Vanguard/Windsor Funds, Inc. ("Vanguard"). Vanguard has sole voting power and sole dispositive power over all 7,351,400 shares. Additionally, Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, filed a Schedule 13G because it holds shares of the Corporation's Common Stock in its capacity as an investment advisor to Vanguard. WMC does not have sole voting power or sole dispositive power over any of the shares. All of the shares held by WMC are owned by Vanguard.

  The following table sets forth, as of June 26, 1998, unless otherwise indicated, information regarding ownership of the Corporation's Common Stock and Common Stock equivalents by each director of the Corporation, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

                                                                                                 (E)
                               (A)             (B)              (C)               (D)
                                          NO. OF SHARES    NO. OF SHARES                       DEFERRED
                          NO. OF SHARES SUBJECT TO OPTIONS OF RESTRICTED                     COMMON STOCK
                              OWNED     EXERCISABLE PRIOR    STOCK NOT          DEFERRED     EQUIVALENTS
          NAME             DIRECTLY(1)  TO AUGUST 26, 1998    VESTED        COMMON STOCK (2)     (3)
          ----            ------------- ------------------ -------------    ---------------- ------------
Marion H. Antonini......       9,000           61,875           1,500(4)         31,181          9,936
David W. Dorman.........          --               --              --                --             --
William E. Kassling.....      13,500           61,875           1,500(4)          5,250             --
Wilbur Branch King......      28,200            9,375              --            30,828             --
Mylle Bell Mangum.......       7,798           39,375              --             4,500             --
Alonzo L. McDonald......       9,500(6)        69,375           1,500(4)         29,786             --
James F. McDonald.......     115,377          812,500          67,706(5)             --             --
David J. McLaughlin.....      17,549           26,250              --            23,946             --
James V. Napier.........      18,018          176,251              --            18,507         20,333
Sam Nunn................       3,500            5,000              --             1,500          2,500
H. Allen Ecker..........      10,273           48,500          18,686(5)             --             --
Larry L. Enterline......       2,676           77,500          30,944(5)             --             --
Raymond D. Lucas........      14,368          174,250          18,054(5)             --             --
Conrad J. Wredberg......       1,145           87,500          42,552(5)             --             --
All Directors and
 Executive Officers as a
 Group..................     360,315        1,702,050         291,980(4)(5)     145,498         32,769

--------
  The total shares beneficially owned by each individual director and executive officer (columns A, B and C) constituted less than 1% of the outstanding Common Stock at June 26, 1998, except that the shares beneficially owned by James F. McDonald (columns A, B and C) constituted approximately 1.3% of the outstanding Common Stock. The aggregate shares beneficially owned by all directors and executive officers as a group (columns A, B and C) represented approximately 3% of the outstanding Common Stock at June 26, 1998.

(1) Each person has sole voting and dispositive power with respect to the shares shown. With respect to executive officers, the number of shares directly owned includes shares held in the Corporation's Voluntary Employee Retirement and Investment Plan (401(k) plan), with respect to which such officers have voting and dispositive power. On August 20, 1998, some of the performance-based restricted shares previously granted under the Corporation's Long-Term Incentive Plan (the "LTIP") vested as a result of the Corporation's financial performance in fiscal years 1994-1998. Although not included in the numbers of shares set forth in this column, such vesting of restricted shares on August 20, 1998, resulted in Messrs. McDonald, Ecker, Enterline, Lucas and Wredberg receiving, respectively, 13,750 shares, 4,001 shares, 960 shares, 3,828 shares, and 2,833 shares, net of shares withheld for taxes.
(2) In connection with the discontinuance of the Corporation's Retirement Plan for Non-Employee Directors, all non-employee directors who were in office prior to January 1, 1997, received a lump sum distribution of shares of Common Stock, which these directors were obligated to defer, pursuant to the Deferred Compensation Plan for Non-Employee Directors (the "Deferral Plan"), until the respective non-employee director's retirement date or later. Additionally, all non-employee directors receive 1,500 shares, as a Retirement Award, on the date of each annual shareholders meeting, which shares must, at each non-employee director's election, either be (i) deferred under the Deferral Plan for at least two years, or (ii) received as restricted stock which vests two years after the date of grant. Deferred lump sum distributions and deferred Retirement Awards are set forth in this column. Such deferred lump sum distributions and deferred Retirement Awards earn hypothetical dividends which are placed in a deferred interest sub-account. Directors with rights to such deferred shares of Common Stock disclaim beneficial ownership of such shares because they do not have either the right to vote the deferred shares or the right to receive dividends on the deferred shares.
(3) This column sets forth the number of shares of the Corporation's Common Stock used in determining the value of the Phantom Stock Sub-Account for a particular director under the Deferral Plan. Under the terms of the Deferral Plan, no shares are ever issued from the Phantom Stock Sub-Account to directors. Non-employee directors who have hypothetical shares in the Phantom Stock Sub-Account do not have voting or dispositive power with respect to such shares.
(4) As described in Note (2) above, each non-employee director receives an annual Retirement Award of 1,500 shares, which must either be (i) deferred for at least two years, or (ii) received as restricted stock which vests two years after the date of grant. The specified shares are the 1,500 shares of restricted stock received by the designated directors as a Retirement Award. Directors holding such restricted stock have the right to vote the shares and the right to receive dividends on the shares.
(5) This is the number of performance-based and time-based restricted shares of Common Stock which were granted during or prior to fiscal year 1998 under the LTIP or under a separate arrangement and which had not vested as of August 20, 1998, the date on which some of the performance-based restricted shares vested as a result of the Corporation's financial performance in fiscal 1998. See Note (1) above for more details. Executive officers holding such restricted stock have the right to vote the shares and the right to receive dividends on the shares.
(6) Of the 9,500 shares reported as directly owned by Mr. Alonzo L. McDonald, 9,000 of such shares are held by the Alonzo McDonald Jr. Trust, for which Mr. McDonald serves as the sole trustee, with his wife being the sole beneficiary.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, two nominees for director are to be elected to serve until the Annual Meeting of Shareholders in 2001. All of the nominees for election as directors at this meeting, and all directors whose term of office will continue after the Annual Meeting, are currently directors of the Corporation.

  Directors are to be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote for such substitute nominee or nominee(s) as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

-------------------------------------------------------------------------------
                      NOMINEES FOR TERMS EXPIRING IN 2001
-------------------------------------------------------------------------------

[PHOTO OF         DAVID W. DORMAN                   DIRECTOR SINCE 1998
DAVID W. DORMAN                                     AGE 44
APPEARS HERE]
                  Mr. Dorman has held the position of Chairman, President and
                  Chief Executive Officer of PointCast, Inc. since November
                  1997. Prior to joining PointCast, Inc., Mr. Dorman served as
                  Chairman, President and Chief Executive Officer of Pacific
                  Bell from July 1994 to November 1997 and served as President of Business Services for Sprint Corporation from 1993 to
                  1994. Mr. Dorman is a director of 3Com Corporation, Science
                  Applications International Corporation, E-Tek Dynamics, and
                  PointCast, Inc.
-------------------------------------------------------------------------------

[PHOTO OF         JAMES F. MCDONALD                 DIRECTOR SINCE 1993
JAMES F.                                            AGE 58
MCDONALD
APPEARS HERE]
                  Mr. McDonald was elected President and Chief Executive
                  Officer of the Corporation, effective July 15, 1993. Mr.
                  McDonald was a general partner of J. H. Whitney & Company, a private investment firm, from 1991 until his employment by the Corporation. From 1989 to 1991, he was President and Chief Executive Officer of Prime Computer, Inc., a supplier of CAD/CAM software and computer systems. Prior to that time, he was President and Chief Executive Officer of Gould, Inc., a computer and electronics company (1984 to 1989), and held a variety of positions with IBM Corporation (1963 to 1984). Mr. McDonald is a director of Burlington Resources,
                  Inc. and American Business Products, Inc.

-------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999
-------------------------------------------------------------------------------


[PHOTO OF         MARION H. ANTONINI                DIRECTOR SINCE 1990
MARION H.                                           AGE 68
ANTONINI
APPEARS HERE]     Mr. Antonini has been a Principal in Kohlberg & Company, a private merchant banking firm, since March 1, 1998. Prior to joining Kohlberg & Company, Mr. Antonini was Chairman of the
                  Board of Welbilt Corporation from July 1990 to March 1998 and Chief Executive Officer of that company from September
                  1990 to March 1998. From 1986 to 1990, Mr. Antonini served as Chairman of KD Equities, a merchant banking firm. Prior to that, he served as Group Vice President of Xerox
                  Corporation's Worldwide Operations from 1982 to 1986 and in other executive positions with that company. Mr. Antonini is a director of Vulcan Materials Company, Northwestern Steel &
                  Wire Co., Turbochef Technologies, Inc., and Engelhard
                  Corporation.

-------------------------------------------------------------------------------
[PHOTO OF         WILLIAM E. KASSLING               DIRECTOR SINCE 1990
WILLIAM E.                                          AGE 54
KASSLING
APPEARS HERE]     Mr. Kassling was a Group Vice President of American
                  Standard, Inc. for more than five years before becoming
                  Chairman of the Board and Chief Executive Officer of
                  Westinghouse Air Brake Company in March 1990. Mr. Kassling
                  is a director of Dravo Corporation and Commercial Intertech.
-------------------------------------------------------------------------------
[PHOTO OF         MYLLE BELL MANGUM                 DIRECTOR SINCE 1993
MYLLE BELL                                          AGE 49
MANGUM
APPEARS HERE]     Ms. Mangum has been Senior Vice President, Expense
                  Management and Strategic Planning of Carlson Wagonlit
                  Travel, a travel and hospitality company, since March 1997.
                  From August 1992 to March 1997, Ms. Mangum was Executive
                  Vice President--Strategic Management of Holiday Inn
                  Worldwide ("Holiday Inn"). She was also a member of the
                  Board of Directors and Executive Committee of Holiday Inn
                  during her tenure there. From 1985 until August 1992, Ms.
                  Mangum was Director, Corporate Planning and Development with
                  BellSouth Corporation. Ms. Mangum is a director of Reynolds
                  Metals and Payless Shoe Source.
-------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000
-------------------------------------------------------------------------------
[PHOTO OF         DAVID J. MCLAUGHLIN               DIRECTOR SINCE 1987
DAVID J.                                            AGE 62
MCLAUGHLIN
APPEARS HERE]     Mr. McLaughlin has been President and Chief Executive
                  Officer of Troy Biosciences Incorporated, a biotechnology
                  company, since July 1, 1996. From January 1, 1985 to June
                  30, 1996, he served as President of McLaughlin and Company,
                  Inc., a general management consulting firm. From 1987 until
                  1990 he also served as Managing Principal of Sibson &
                  Company, Inc., consultants in the field of human resources.
                  He is a director of Smart & Final, Inc., Troy Biosciences
                  Incorporated, and Evolve Software, Inc.
-------------------------------------------------------------------------------
[PHOTO OF         JAMES V. NAPIER                   DIRECTOR SINCE 1978
JAMES V.                                            AGE 61
NAPIER
APPEARS HERE]     Mr. Napier has been Chairman of the Board of the Corporation since November 1992. Mr. Napier served as interim Chief
                  Executive Officer of the Corporation from December 1992 until July 1993. From 1988 to 1992, he was Chairman and
                  President of Commercial Telephone Group, Inc., a designer of telecommunications products. From 1986 to 1988, he was an independent business consultant. From March 1985 until March
                  1986, he served as President of HBO & Company, which provides information processing materials and services to health care facilities. Previously, he was Chief Executive
                  Officer of Contel Corporation, a telecommunications company.
                  Mr. Napier is a director of Engelhard Corporation, Vulcan
                  Materials Company, HBO & Company, Intelligent Systems, Inc.,
                  Personnel Group of America, and Westinghouse Air Brake
                  Company.

-------------------------------------------------------------------------------
                  SAM NUNN                          DIRECTOR SINCE 1997
                                                    AGE 60

                  Mr. Nunn has been a Partner at the law firm of King & Spalding since January 3, 1997. King & Spalding represents the Corporation in certain legal matters and is expected to represent the Corporation on a variety of legal matters during the current fiscal year. Prior to joining King & Spalding, Mr. Nunn served as a United States Senator from 1972 to 1997. Mr. Nunn serves as a director for The Coca-Cola Company, General Electric Company, National Service Industries, Inc., Texaco, Inc., and Total System Services, Inc.
-------------------------------------------------------------------------------

                              RETIRING DIRECTORS

  Mr. Wilbur Branch King and Mr. Alonzo L. McDonald are retiring from the Corporation's Board of Directors after 27 years of service and 13 years of service, respectively. Their terms of office will expire at the 1998 Annual Meeting.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors met five times during the 1998 fiscal year to consider matters related to the Corporation's business. The Board of Directors has an Executive Committee, an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominations Committee and a Pension Investment Committee. Each director attended more than 75% of the aggregate of the total number of meetings of the Board and the committees of which he or she is a member during the period of the 1998 fiscal year that he or she served as a director or committee member.

  The Executive Committee acts for the Board of Directors between meetings, subject to certain limitations. Members of the Executive Committee, which met once during the 1998 fiscal year, are directors Antonini, Kassling, King, James F. McDonald and Napier. Mr. Napier is Chairman.

  The Audit Committee makes recommendations as to the selection of independent auditors, evaluates the audit services and the Corporation's financial, accounting and internal audit policies, functions and systems, and approves the engagement of independent auditors to provide non-audit services. The Audit Committee met three times during the 1998 fiscal year. The Audit Committee consists of directors Antonini, Alonzo L. McDonald, Napier and Nunn. Mr. Antonini is Chairman.

  The Human Resources and Compensation Committee makes determinations as to the compensation and benefits to be paid to the Corporation's officers and key employees. The Human Resources and Compensation Committee met four times during the 1998 fiscal year. The members of the Committee are directors Antonini, Dorman, Kassling, Mangum and McLaughlin. Mr. Kassling is Chairman.

  The Governance and Nominations Committee considers nominations for directors (and will consider nominees by shareholders) and provides oversight of the governance of the Board of Directors, including issues concerning size, committee structure, membership and compensation of the Board. Nominations should be in writing, addressed to Chairman, Governance and Nominations Committee, c/o the Office of the General Counsel, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092. The Governance and Nominations Committee met three times during the 1998 fiscal year. The members of the Committee are directors Kassling, King, Alonzo L. McDonald, Napier and Nunn. Mr. Nunn is Chairman.

  The Pension Investment Committee reviews the performance of firms which provide investment advice and services to the Corporation on pension investment matters. Members of this Committee are directors Dorman, King, Mangum, Alonzo L. McDonald, and McLaughlin. Ms. Mangum is Chairman. The Committee met twice during the 1998 fiscal year.

                    COMPENSATION OF OFFICERS AND DIRECTORS

CASH COMPENSATION

  The following table sets forth in the prescribed format the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation for services rendered in all capacities during the Corporation's last three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                            -----------------------------------
                                   ANNUAL COMPENSATION             AWARDS              PAYOUTS
                                --------------------------  ------------------------   --------
                                                            RESTRICTED                              ALL
                                                    OTHER     STOCK       SECURITIES     LTIP      OTHER
        NAME AND         FISCAL                    ANNUAL    AWARD(S)     UNDERLYING   PAYOUTS    COMPEN-
   PRINCIPAL POSITION     YEAR  SALARY($) BONUS($) COMP.(1)   ($)(2)      OPTIONS(#)    ($)(3)  SATION($)(4)
   ------------------    ------ --------- -------- -------  ----------    ----------   -------- ------------
James F. McDonald.......  1998  $666,346  $564,600 $  --     $    --       125,000     $505,827   $ 90,617
 President and            1997   624,231   547,400    --          --       350,000          --      85,872
 Chief Executive Officer  1996   590,385   300,000    --          --       125,000          --     153,768
H.Allen Ecker...........  1998   280,461   170,000  3,822         --        25,000      147,155     49,865
 Senior Vice President;   1997   262,692   145,100  3,190         --        12,000          --      47,739
 President, Subscriber
  Networks;               1996   250,115    81,000  2,654         --        15,000          --      47,672
 Chief Technical Officer
Larry L. Enterline......  1998   320,192   187,800    --          --        30,000       35,293     27,949
 Senior Vice President,   1997   126,923   100,000    --      396,875(6)   125,000          --      28,358(7)
 Worldwide Sales &
  Services(5)             1996   154,000       --     --          --           -- (8)       --      78,526(9)
Raymond D. Lucas........  1998   276,461   161,000    --          --        25,000      140,790     43,112
 Senior Vice President;   1997   259,077   142,900    --          --        12,000          --      41,718
 President, Satellite     1996   249,077    80,400    --          --        15,000          --      42,062
 Communication Systems
Conrad J. Wredberg......  1998   345,192   227,500    --          --        30,000      104,215     50,587
 Senior Vice President
  and                     1997   304,808   230,800    --          --        20,000          --      33,205
 Chairman of Corporate    1996   259,231    59,700    --      478,125(10)   60,000          --      41,900
 Operating Committee

--------
(1) The amounts disclosed in this column represent preferential earnings on deferred compensation.
(2) The value of restricted stock grants which vest based upon criteria other than performance-based criteria are set forth in this column. Restricted shares granted to executive officers pursuant to the Corporation's LTIP, which shares vest based upon the performance of the Corporation, are not reflected in this column, but are included in the "Long-Term Incentive Plan--Awards in 1998 Fiscal Year" chart below. On August 20, 1998, after giving effect to the LTIP Payouts described in Note 3 below, the number and value of all outstanding grants of performance-based restricted stock held by the named executive officers were as follows: Mr. McDonald, 67,706 shares/$1,608,018; Dr. Ecker, 18,686 shares/$443,793; Mr. Enterline, 5,944 shares/$141,170; Mr. Lucas, 18,054 shares/$428,783; and Mr. Wredberg, 17,552 shares/$416,860. Dividends are paid by the Corporation on restricted stock held by such executive officers.
(3) This column does not include any amounts for fiscal 1996 and 1997 because no previously granted performance-based restricted stock awards vested as a result of the Corporation's performance during such fiscal years. The amounts shown for fiscal 1998 represent the fair market value, as of August 20, 1998, of the performance-based restricted stock awards that vested as a result of the Corporation's performance during fiscal years 1994-1998.
(4) For the 1998 fiscal year, this column includes $83,183, $42,118, $18,629, $35,365, and $36,858 of life insurance premiums paid by the Corporation on behalf of Messrs. McDonald, Ecker, Enterline, Lucas and Wredberg, respectively. All other amounts in fiscal year 1998 represent contributions to the Corporation's 401(k) Plan.
(5) Mr. Enterline re-joined the Corporation in fiscal 1997.

(6) In fiscal 1997, Mr. Enterline was granted 25,000 shares of restricted stock. These shares will vest on January 15, 2000, provided that Mr. Enterline is employed by the Corporation on that date. The amount shown represents the value of the restricted stock award, calculated by multiplying the closing market price of the Corporation's Common Stock on the effective date of grant by the number of shares awarded. Dividends are paid on this restricted stock, and Mr. Enterline has the right to vote these shares of restricted stock.
(7) In fiscal 1997, Mr. Enterline was paid $11,000 in consulting fees (and reimbursed for $1,980 in expenses) related to consulting services he provided to the Corporation prior to his re-employment with the Corporation. The Corporation also paid $10,186 in life insurance premiums on behalf of Mr. Enterline in fiscal 1997. The remaining amount of $5,192 represents contributions made to the Corporation's 401(k) Plan in fiscal 1997 on behalf of Mr. Enterline.
(8) Any options granted to Mr. Enterline in fiscal 1996 were forfeited when he left the employment of the Corporation during fiscal 1996.
(9) In fiscal 1996, Mr. Enterline was paid $63,550 in consulting fees (and reimbursed for $2,640 in expenses) related to consulting services he provided to the Corporation prior to his re-employment with the Corporation. The Corporation also paid $7,144 in life insurance premiums on behalf of Mr. Enterline in fiscal 1996. The remaining amount of $5,192 represents contributions made to the Corporation's 401(k) Plan in fiscal 1996 on behalf of Mr. Enterline.
(10) In fiscal 1996, Mr. Wredberg was granted 25,000 shares of restricted stock. These shares will vest on May 14, 1999, provided that Mr. Wredberg is employed by the Corporation on that date. The amount shown represents the value of the restricted stock award, calculated by multiplying the closing market price of the Corporation's Common Stock on the date of grant by the number of shares awarded. Dividends are paid on this restricted stock, and Mr. Wredberg has the right to vote these shares of restricted stock.

STOCK OPTIONS

  The following tables set forth certain information in the prescribed formats with respect to options granted and exercised under the Corporation's various stock option plans and under stock option agreements during the 1998 fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                   ANNUAL RATES OF STOCK
                                                                    PRICE APPRECIATION
                        INDIVIDUAL GRANTS                           FOR OPTION TERM(1)
------------------------------------------------------------------ ---------------------
                                    % OF TOTAL
                         NUMBER OF   OPTIONS
                         SECURITIES GRANTED TO EXERCISE
                         UNDERLYING EMPLOYEES  OR BASE
                          OPTIONS   IN FISCAL   PRICE   EXPIRATION
          NAME           GRANTED(#)    YEAR     ($/SH)   DATE(2)     5%($)      10%($)
          ----           ---------- ---------- -------- ---------- ---------- ----------
James F. McDonald.......  125,000      6.6%    $23.3750  08/20/07  $1,837,551 $4,656,716
H. Allen Ecker..........   17,000      0.9%     23.3750  08/20/07     249,907    633,313
                            8,000      0.4%     20.9375  10/06/07     105,340    266,952
Larry L. Enterline......   30,000      1.6%     23.3750  08/20/07     441,012  1,117,612
Raymond D. Lucas........   17,000      0.9%     23.3750  08/20/07     249,907    633,313
                            8,000      0.4%     20.9375  10/06/07     105,340    266,952
Conrad J. Wredberg......   30,000      1.6%     23.3750  08/20/07     441,012  1,117,612

--------
(1) The dollar amounts in these columns were determined using assumed rates of appreciation set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the market value of the Corporation's Common Stock. Such amounts are based on the assumption that the named persons hold the options for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Corporation's Common Stock.
(2) All of these stock options were awarded under either the Corporation's 1992 Employee Stock Option Plan (the "1992 Plan") or the Corporation's Long-Term Incentive Plan (the "LTIP"). All of these options become exercisable at the rate of 25% per year commencing on the date of grant, except that if a change of control occurs (as defined in the 1992 Plan and the LTIP), all options become exercisable immediately.

   Options under the 1992 Plan and the LTIP may be exercised within a period of two years following a termination by reason of retirement, within one year following a termination by reason of death or disability, and within thirty days following a termination for other reasons, except for cause, in which case such options expire immediately upon the giving of the notice of such termination.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES
                           SHARES                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                         ACQUIRED ON   VALUE           OPTIONS AT             IN-THE-MONEY OPTIONS
                          EXERCISE    REALIZED     FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)
      NAME                   (#)        ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE (1)
      ----               ----------- ---------- ------------------------- -----------------------------
James F. McDonald.......        --   $       --      725,000/425,000          $4,828,125/$2,503,125
H. Allen Ecker..........   123,700    1,681,899       37,500/ 28,500             107,218/   117,656
Larry L. Enterline......        --           --       70,000/ 85,000             569,375/   590,938
Raymond D. Lucas........        --           --      163,250/ 28,500           2,318,171/   117,656
Conrad J. Wredberg......    10,000      101,250       68,750/ 56,250             240,391/   258,672

--------
(1) The amounts in this column are calculated using the difference between the closing market price of the Corporation's Common Stock at the end of the Corporation's 1998 fiscal year and the option exercise prices.

LONG-TERM INCENTIVE AWARDS

  The following table sets forth in the prescribed formats certain information with respect to restricted stock awards granted under the Corporation's LTIP during fiscal 1998.

             LONG-TERM INCENTIVE PLAN--AWARDS IN 1998 FISCAL YEAR

                                                           ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR              UNDER NON-STOCK
                         NUMBER OF   OTHER PERIOD              PRICE-BASED PLANS
                          SHARES   UNTIL MATURATION ---------------------------------------
      NAME                  (#)     OR PAYOUT (1)   THRESHOLD (#) TARGET (#)(2) MAXIMUM (#)
      ----               --------- ---------------- ------------- ------------- -----------
James F. McDonald.......  23,130       10 years         2,313           --        23,130
H. Allen Ecker..........   5,540       10 years           554           --         5,540
Larry L. Enterline......   7,430       10 years           743           --         7,430
Raymond D. Lucas........   5,460       10 years           546           --         5,460
Conrad J. Wredberg......  10,000       10 years         1,000           --        10,000

--------
(1) Vesting of these shares is based on achieving specified improvements in the Corporation's weighted five-year average return on equity. Results are reviewed annually, and shares vest based on the degree of improvement achieved. Any shares which have not vested at the end of the ten-year term are forfeited.
(2) Vesting of the right to receive the performance-based restricted stock awards is based on the degree of improvement in the Corporation's weighted five-year average return on equity. Upon achieving the minimum level of improvement, ten percent of the rights become vested, as shown in the "Threshold" column. Upon achievement of a specified maximum five-year average return on equity, all such awards will be vested. No "target," as such, has been established, but improvements in the Corporation's return on equity between the "threshold" and the "maximum" levels will result in the vesting of a proportionate number of awards.

RETIREMENT PLANS AND OTHER ARRANGEMENTS

  Defined Benefit Retirement Plan. The Corporation presently has in effect a non-contributory retirement plan (the "Retirement Plan") for the benefit of its employees which provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and all cash compensation of each employee. Examples of annual retirement benefits payable under the Retirement Plan are set forth in the table below. These examples are based on the following: (i) retirement is at the normal retirement age of 65, (ii) "average compensation" is the average compensation in the highest consecutive five of the last ten calendar years of service that immediately precede retirement, and (iii) the benefits are straight life annuities. Benefits under the Retirement Plan are not reduced by Social Security benefits. The years of service, as of June 26, 1998, credited for retirement benefits for the persons named in the Summary Compensation Table are James F. McDonald, 4 11/12 years; H. Allen Ecker, 21 2/3 years; Larry L. Enterline, 1 5/12 years; Raymond D. Lucas, 8 11/12 years; and Conrad J. Wredberg, 3 1/6 years.

                                                  YEARS OF SERVICE (1)
AVERAGE ANNUAL                           ---------------------------------------
COMPENSATION                               15      20      25      30      35
--------------                           ------- ------- ------- ------- -------
$125,000................................ $22,017 $27,809 $36,499 $37,658 $38,485
 150,000................................  26,421  34,009  44,637  46,054  47,066
 175,000................................  27,126  34,009  44,637  46,054  47,066
 200,000................................  27,126  34,009  44,637  46,054  47,066
 225,000................................  27,126  34,009  44,637  46,054  47,066
 250,000................................  27,126  34,009  44,637  46,054  47,066
 500,000................................  27,126  34,009  44,637  46,054  47,066

--------
(1) The Corporation also maintains a supplemental executive retirement plan for its executive officers, including Messrs. McDonald, Ecker, Enterline, Lucas and Wredberg. Provisions of the plan include a ten-year vesting requirement and a normal retirement age of 65. Benefits are based upon up to fifty percent of final average pay with offsets for the Retirement Plan, Social Security benefits and any retirement benefits payable from former employers.

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") changed the Internal Revenue Code by placing an annual maximum limit of $150,000 on the compensation which may be considered in determining a participant's benefits. Previous to this change in the statute, the Internal Revenue Code allowed a maximum limit of $235,840 (i.e., $200,000, indexed for a cost of living adjustment). Effective July 1, 1994, the Corporation adopted a non-qualified Restoration Retirement Plan ("Restoration Plan") to replace the benefits to certain participants that had been eliminated by the changes made to the Internal Revenue Code by OBRA. Thus, effective July 1, 1994, participants' compensation, as defined in the Restoration Plan, in excess of the newly prescribed limit and up to what the limit would have been had OBRA not been enacted will be considered under the Restoration Plan. Participants under the Corporation's Supplemental Executive Retirement Plan ("SERP") will continue to have all compensation, as defined in the SERP, in excess of the maximum limit prescribed by the Internal Revenue Code considered in determining their pension benefits. The above table does not include any benefits under the Restoration Plan.

  Agreements with Certain Persons. The Corporation has letter agreements with Messrs. Ecker, Enterline, Lucas and Wredberg which provide for the continuation of salary and certain benefits for a twelve-month period in the event of termination of employment without cause. The Corporation also has agreements with Messrs. McDonald, Ecker, Enterline, Lucas and Wredberg which provide for the payment of two times the executive's compensation plus the continuation of the executive's benefits for two years in the event the executive's employment with the Corporation is terminated within two years from the time of a change of control (as defined in the agreement) of the Corporation, unless such termination is for cause.

DIRECTOR COMPENSATION

  Annual Fees. Each director who is not an employee receives a $25,000 annual cash retainer, paid quarterly, and $1,250 for each meeting of the Board and each meeting of a committee he or she attends. The Chairman of the Board and each Committee chair receives an additional annual retainer of $60,000 and $5,000, respectively, paid quarterly. Non-employee directors may elect to defer all or a portion of their retainer and meeting fees under the Corporation's Deferral Plan. At the election of the participant, deferred amounts are deposited into (a) an interest sub-account, which earns interest at a rate set annually by the Human Resources and Compensation Committee; (b) a phantom stock sub-account, which is deemed to represent the number of shares of the Corporation's Common Stock which the amount deferred could purchase at the average closing price of such stock for a 20-day period occurring during the month in which the amount is deferred; or (c) a split-dollar insurance sub-account, from which the premium is paid for life insurance insuring the life of the deferring director, or, at the election of such director, the lives of the deferring director and his or her spouse on a joint and survivor basis.

  Non-Employee Director Stock Option Plan. Under this option plan, an initial option to purchase 20,000 shares of the Corporation's Common Stock is granted to each non-employee director upon joining the Board. An option to purchase an additional 5,000 shares is granted to each such director on the date of each annual meeting of shareholders. The exercise price for each option is the closing sale price of the Corporation's Common Stock on the New York Stock Exchange on the grant date. Each option is exercisable as to 25% of the shares covered thereby after the expiration of one year following the date of grant and for an additional 25% of the shares after the expiration of each succeeding year. The options granted under this option plan are exercisable only by a non-employee director, except in certain limited circumstances. See "Proposal to Approve the Amended Non-Employee Directors Stock Option Plan" below.

  Non-Employee Director Stock Plan. This stock plan provides for the grant of a stock award of 500 shares of the Corporation's Common Stock (a "Stock Award") and the grant of a retirement award of 1,500 shares of the Corporation's Common Stock (a "Retirement Award") to each non-employee director on the date of each annual meeting of the Corporation's shareholders. In addition, under this stock plan each non-employee director may elect to receive up to 100% of his or her quarterly compensation from the Corporation in the form of shares of the Corporation's Common Stock (an "Elective Grant"). Receipt of shares awarded as a Stock Award, Retirement Award or as an Elective Grant may be deferred under the Deferral Plan. Pursuant to the terms of this stock plan, each year non-employee directors must elect, as to his or her annual Retirement Award, either (a) to receive the 1,500 shares as restricted stock which cannot be sold or otherwise transferred for two years, or (b) to defer the 1,500 shares for at least two years under the Deferral Plan.

                                 REPORT OF THE
                  HUMAN RESOURCES AND COMPENSATION COMMITTEE

ROLE OF THE COMMITTEE AND THE BOARD

  The Human Resources and Compensation Committee sets compensation policies for the Corporation's senior management within guidelines approved by the Board of Directors. The Committee evaluates individual and corporate performance from a short-term and long-term perspective, establishes base salaries and approves annual and long-term incentives for all officers, and administers the Corporation's option and incentive plans. The Committee's recommendations regarding the compensation of the Chief Executive Officer are subject to the approval of the full Board.

COMPENSATION PHILOSOPHY

  The Corporation's executive compensation program is designed to attract, motivate and retain highly qualified executives and to encourage the achievement of superior performance. The program is designed to:

  . Foster a performance oriented environment with a high level of variable compensation based on the short-term and long-term performance of the individual, team, business unit and Corporation against demanding goals and objectives.

  . Provide total compensation opportunities which exceed industry medians for superior financial results and outstanding personal performance.

  . Align the interests of the Corporation's executives and shareholders through the use of stock-based compensation plans.

BASE SALARIES

  The Corporation positions its base salaries to be fully competitive with the range of compensation levels of comparably-sized, high-technology companies and with the Corporation's direct business competitors which have similar market characteristics. National surveys such as Hewitt Associates' Total Compensation Database and Radford Associates' Management Total Compensation Report, and, periodically, independent compensation consultants are utilized by the Committee when determining such salaries.


  In determining whether the base salaries of executives, including the Chief Executive Officer, should be increased, the Committee takes into account individual performance, performance of the operations directed by that executive, and the positioning of compensation within established salary ranges.

INCENTIVE COMPENSATION

  Under the Corporation's compensation philosophy, the majority of compensation is intended to be payable under incentive plans. Payments and awards under these incentive plans are based on the achievement of annual and long-term goals and, accordingly, are "at risk." Executives of the Corporation are eligible to participate in the following incentive plans as determined by the Committee:

  Senior Officer Annual Incentive Plan. This plan has been designed to qualify as "performance-based" compensation under Internal Revenue Code (the "Code") Section 162(m) ("Code Section 162(m)"). It is being used currently only for the Corporation's Chief Executive Officer. Payments under the plan are based upon the achievement of annual goals. The award determination for Mr. McDonald under the Senior Officer Annual Incentive Plan is discussed in the next section of this report.

  Annual Incentive Plan. Under the Annual Incentive Plan (the "AIP"), awards are made based on company, business unit and/or region results and assessments of individual performance. Quantitative and qualitative objectives are weighted 60% and 40%, respectively, in setting "target" awards for corporate staff participants and 75% and 25%, respectively, for business unit participants.

  Quantitative objectives, consistent with annual business plans approved by the Board, are used in determining the amount of the award governed by the company, group and/or business unit performance. Awards under the quantitative portion of the AIP are not made if the minimum thresholds are not met. The Committee may also take into account non-recurring extraordinary circumstances unrelated to the Corporation's financial performance.

  The award for Mr. McDonald under the AIP is discussed in the next section of this report. AIP awards for Messrs. Wredberg, Enterline, Ecker and Lucas were based on the quantitative performance of the Corporation, as measured by profit before tax, gross margin, revenue and working capital, and an assessment of their individual performance against personal qualitative objectives.

  Senior Officer and AIP awards for the Chief Executive Officer and the four other most highly compensated executives of the Corporation are included in the "Bonus" column of the Summary Compensation Table.

  Long-Term Incentive Plan. This plan permits the Committee to use one or more long-term incentives to motivate excellent long-term performance. In fiscal year 1998, performance-based restricted stock awards were granted to 21 key executives, including Messrs. McDonald, Wredberg, Enterline, Ecker, and Lucas. These awards will vest over a term of up to ten years, based on improvement in the Corporation's weighted average return on equity over the previous five-year period. The number of shares granted are shown in the Long-Term Incentive Plan--Awards in 1998 Fiscal Year Table. The dollar value of shares that vested based on the Corporation's fiscal years 1994-1998 performance are shown in the Summary Compensation Table.

  Stock Option Plan. A larger group of executives, including the executives named in the Summary Compensation Table, receive grants of stock options under the provisions of the Long-Term Incentive Plan and the 1996 Employee Stock Option Plan (with only non-officers participating in this plan). The objective of the grants is to align the interests of the executives with the interests of the Corporation's shareholders by affording the executives the opportunity of a potentially significant financial benefit if their efforts result in stock price appreciation. The Committee takes into account the performance of the individual recipient, the number of options previously awarded to any individual participant and the Corporation's grant levels compared to competitive practices, targeting near a median grant posture. Grants made in fiscal 1998 to Mr. McDonald and the other named executives are shown in the Summary Compensation Table and in the Option Grants Table. During fiscal 1998, options for a total of 1,895,525 shares were granted to optionees.

POLICY RELATIVE TO CODE SECTION 162(M)

  The Omnibus Budget Reconciliation Act of 1993 (OBRA) limited deductible senior officer annual compensation to $1,000,000, unless the compensation qualifies as "performance-based" compensation under Code Section 162(m). In general, the Corporation will seek to maximize the use of the "performance-based" exemption provided under Code Section 162(m). The Committee also believes that inclusion of qualitative (non-quantitative) objectives play an important role in incentive plans. The Committee will continue to base a portion of incentive payments on such qualitative assessments, even though they may not meet the Code Section 162(m) requirements to qualify as "performance-based" compensation.

STOCK OWNERSHIP

  The Committee believes that significant ownership of Common Stock by officers and directors more closely aligns the upside and downside returns for these individuals with the Corporation's other shareholders. As a result, the Corporation's officers and directors agreed during fiscal year 1994 to increase their ownership over time to a level of one times the annual salary for officers (three times in the case of the Chief Executive Officer) and three times the annual retainer for outside directors. As of the end of fiscal year 1998, officers' holdings averaged 3.8 times base salaries, and outside director holdings averaged 24.6 times annual retainers (based on the closing price of the Common Stock at the 1998 fiscal year end). These holdings include restricted stock, whether performance-based or time-based, which has not yet vested or been "earned out."

CHIEF EXECUTIVE OFFICER COMPENSATION

  At the beginning of fiscal year 1998, Mr. McDonald's base salary was increased to maintain a fully competitive position among Chief Executive Officers of similarly-situated high technology companies. This increase of seven percent was based also on Mr. McDonald's excellent performance during the previous year.

  During fiscal year 1998, Mr. McDonald was granted a stock option of 125,000 shares. In combination with the grants of performance-based stock, discussed later in this section, the option grant was designed to be fully competitive with grants of long-term incentives to Chief Executive Officers by other comparable high technology companies.

  Under the Senior Officer Annual Incentive Plan, Mr. McDonald had an opportunity to earn a maximum of $486,000 if the Corporation achieved 125% or more of its targeted performance as measured by profits before tax, gross margin, return on net assets and sales (revenue). The results for fiscal year 1998 approached targeted levels, but did not reach the maximum. The Committee, therefore, approved a payment of $240,600 according to the provisions of the Plan.

  Mr. McDonald also had an opportunity to earn additional incentive pay under the Annual Incentive Plan, based on his performance against qualitative objectives. The Committee approved payment of $324,000, based on excellent performance in spite of the Asian economic difficulties during fiscal year 1998. In reaching its decision, the Committee noted the Company's industry-leading position in digital network technology, the enthusiastic acceptance of the Explorer System by many major U.S. cable companies, the substantial improvements in overall quality, the development of the organization and the Company's key managers and the strengthening of already excellent relations with major customers and the financial community.

  Mr. McDonald received a grant of 23,130 performance-based shares of restricted stock under the Long-Term Incentive Plan. Based upon the Corporation's fiscal years 1994-1998 Return on Equity performance, the right to receive 21,298 shares under prior awards vested.

OTHER COMPENSATION PLANS

  The Corporation also has various broad-based employee benefit plans. Executives participate in many of these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The Corporation offers an Employee Stock Purchase Plan pursuant to the provisions of Section 423 of the Code under which employees may purchase Common Stock. The Voluntary Employee Retirement and Investment Plan pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre-tax basis. Matching contributions under the plan are made in Common Stock of the Corporation.

  The Corporation also maintains pension, insurance and other benefit plans for its employees.

  Submitted by the Human Resources and Compensation Committee:

    William E. Kassling, Chairman
    Marion H. Antonini
    David J. McLaughlin
    Mylle Bell Mangum

                               PERFORMANCE GRAPH

  The following graph shows a comparison of total return to shareholders for the Corporation, the Standard & Poor's High Technology Index and the Standard & Poor's 500 for the Corporation's last five fiscal years. The graph assumes that the value of investment in the Corporation's Common Stock and in each index was $100 on June 30, 1993, and all dividends were reinvested.

                             [GRAPH APPEARS HERE]

                                1993    1994    1995    1996    1997    1998
                                ----    ----    ----    ----    ----    ----
Scientific-Atlanta, Inc.        $100    $106    $137    $ 97    $139    $156
S&P 500                         $100    $103    $128    $159    $211    $270
S&P Technology Sector           $100    $110    $173    $203    $318    $415

                                PROPOSAL NO. 2

                            PROPOSAL TO APPROVE THE
               AMENDED NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  At the Annual Meeting, there will be presented to the shareholders a proposal to approve the Corporation's Non-Employee Directors Stock Option Plan, as amended by the Board of Directors (the "Board") on September 16, 1998, subject to the shareholders' approval (the "Amended Plan"; this plan, as it existed prior to the proposed amended version, is referred to as the "Prior Plan"). The Board unanimously approved the Amended Plan and recommends that the Corporation's shareholders approve the Amended Plan. Except as indicated below under "Terms of Options; Effect of Retirement or Death", the terms of the Amended Plan are identical to those of the Prior Plan. When describing provisions that are identical in the Prior Plan and the Amended Plan, the term "Plan" will be used.

  The primary purposes of the Plan are to aid the Corporation in attracting and retaining highly qualified non-employee directors, to provide additional compensation as an incentive for non-employee directors to contribute their best efforts to the Corporation's success, and to emphasize and enhance the Corporation's policy of seeking to have non-employee directors maintain a significant investment in the stock of the Corporation and thus a strong commonality of interest with the shareholders.

  Amending the Prior Plan will not result in the Corporation registering any additional Common Stock under the Securities Act.

ADMINISTRATION

  The Plan is administered by the Board. The Board has the power to (i) interpret the Plan, (ii) promulgate rules and regulations relating to the Plan, and (iii) make all other determinations necessary or desirable for the Plan's administration.

ELIGIBILITY FOR PARTICIPATION

  All members of the Board who are not employees of the Corporation are eligible to participate in the Plan.

OPTION GRANTS

  Under the Plan, each non-employee director receives an Option to purchase 20,000 shares of Common Stock upon his or her initial appointment or election to the Board. Additionally, an Option to purchase 5,000 shares of Common Stock is granted to each non-employee director at each annual meeting of the Board held on the date of the annual meeting of the Corporation's shareholders, provided that the particular non-employee director continues in office after such Board meeting.

TERMS OF OPTIONS; EFFECT OF RETIREMENT OR DEATH

  The term of each Option granted under the Plan commences on the date of grant of the Option, with the grants made on the date of each annual shareholders meeting ("Date of Grant"), and will terminate and expires on the tenth (10th) anniversary of the Date of Grant, to the extent not previously exercised and not earlier terminated.

  The exercise price for each Option is the fair market value of a share of the Corporation's Common Stock on the Date of Grant for such Option. "Fair market value" means the closing selling price of a share of common stock as traded on the New York Stock Exchange on the Date of Grant, or, if there is no trade on such Exchange on the Date of Grant, then the next preceding date on which there was a trade of the Common Stock on such Exchange. Unless terminated earlier, a non-employee director holding an Option will have the right to exercise the Option in the following percentages during the following periods:

  (a) twenty-five percent (25%) of the total number of shares covered by the Option after expiration of one (1) year following the Date of Grant;

  (b) fifty percent (50%) of the total number of shares covered by the Option after expiration of two (2) years following the Date of Grant;

  (c) seventy-five percent (75%) of the total number of shares covered by the Option after expiration of three (3) years following the Date of Grant; and

  (d) one hundred percent (100%) of the total number of shares covered by the Option after expiration of four (4) years following the Date of Grant.

  Under the Plan, a non-employee director's Options terminate if his service on the Board is terminated for "Cause," with "Cause" meaning any act or omission for which indemnification of such non-employee director is prohibited by the Georgia Business Corporation Code. Under the Prior Plan, a non-employee director, upon his Retirement from the Board or his death, received accelerated vesting of the Options that would have vested in the first year following his Retirement or death if he or she had remained on the Board, and such non-employee director (or his estate, as applicable) had one year following his Retirement or death to exercise such vested Options, with any unexercised Options expiring at the end of such one year period. "Retirement" under the Prior Plan meant that a non-employee director either (a) voluntarily resigned from the Board or (b) was ineligible to stand for re-election to the Board due to the terms of the Board's retirement policy, provided that in either the case of (a) or (b), the event occurred after at least thirty-six
(36) consecutive months of service on the Board. Under the Amended Plan, on the other hand, upon a non-employee director's Mandatory Retirement or death, all unexpired Options, whether exercisable or not exercisable, become exercisable on his last day of Board membership and expire three (3) years after such date. Under the Amended Plan, "Mandatory Retirement" occurs when a non-employee director, after thirty-six (36) consecutive months of service on the Board, ceases service on the Board due to his ineligibility to seek re-election to the Board under the terms of the retirement policy adopted by the Board (and as in effect at the time of such non-employee director ceasing service on the Board). However, under the Amended Plan, a non-employee director who decides to take Early Retirement will receive accelerated vesting of the Options that would have vested in the first year following his Early Retirement if he or she had remained on the Board, and such non-employee director has one year following his Early Retirement to exercise such vested Options, with any unexercised Options expiring at the end of such one year period. "Early Retirement" means that a non-employee director voluntarily resigns from the Board after at least thirty-six (36) consecutive months of service on the Board. Additionally, under the Prior Plan, if a non-employee director ceased to serve on the Board for any reason other than Cause, Retirement or death, such non-employee director could exercise any unexpired and vested Options for two hundred ten (210) days following the last day of such non-employee director's Board membership. Under the Amended Plan, this period for exercising the unexpired and vested Options has been extended from two hundred ten (210) days to one (1) year following such non-employee director's last day of Board membership and applies when a non-employee director ceases service on the Board for any reason other than Cause, Mandatory Retirement, Early Retirement or death.

  The Board's primary reasons for approving and recommending for shareholder approval the above-described changes, as reflected in the Amended Plan, are
(i) to provide the non-employee directors who are ceasing service on the Board because of Mandatory Retirement with a longer period during which to make decisions that may have significant economic effects and more flexibility in timing any gains for tax-planning purposes, and (ii) to prevent such non-employee directors from losing the economic benefit of Options granted to them during their final years of service on the Board, which were years during which such non-employee directors took actions that are likely to have results in the years following their departure from the Board.

RESTRICTIONS ON TRANSFERABILITY

  Non-employee directors receiving an Option under the Plan may not assign or otherwise transfer such Option, except that the beneficiaries or heirs of a non-employee director may inherit such Option. Additionally, in the event of a non-employee director's mental incompetence, his duly appointed guardian may exercise his rights under an Option.

TERMINATION AND AMENDMENT OF THE PLAN

  The Board has the power to terminate or amend the Plan and the power to amend any outstanding Options for the purpose of satisfying any legal requirements or for any purpose permitted by law, but no amendment of the Plan or of an outstanding Option can be made without the approval of the Corporation's shareholders if such amendment would (i) result in any outstanding Option containing terms inconsistent with the Plan's provisions at the time such Option was granted, as determined by the Board; (ii) increase the number of shares of Common Stock for which each Option may be granted under the Plan; (iii) increase the frequency of Option grants; (iv) reduce the price at which Options may be granted or exercised below the price provided for in the Plan; (v) extend the period during which any outstanding Option may be exercised; (vi) expand eligibility beyond the "eligible directors", or
(viii) disqualify an eligible director from being a "disinterested" administrator, within the meaning of Rule 16b-3 (or any successor rule) of the Securities and Exchange Commission of any stock option plan or other stock-based plan of the Company.

EFFECTIVE DATE

  The Amended Plan will be effective as of November 11, 1998, provided that the Amended Plan is approved by the shareholders. If not so approved by the shareholders, the Amended Plan shall be of no force and effect, but the Prior Plan, as adopted by the shareholders on November 15, 1989, and as previously amended by the Board in accordance with its amendment powers, shall continue in effect.

CHANGE IN CAPITALIZATION

  In the event of a change in the outstanding shares of the Corporation's Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations, or any other changes in corporate structure, the number and/or the type of shares to be awarded under the Plan shall be automatically adjusted as appropriate to prevent an unfavorable effect upon the value of the Options granted or to be granted under the Plan.

PLAN BENEFITS

  The following tabular information is required:

                   NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                                    DOLLAR   NUMBER OF SHARES
      POSITION                                     VALUE($) SUBJECT TO OPTION(1)
      --------                                     -------  -------------------
Each Non-Employee Director........................  --(2)          5,000
Non-Employee Director Group.......................  --(2)         35,000(3)

--------
(1) As previously described, each non-employee director receives an Option for 20,00 shares of Common Stock upon his or her initial appointment or election to the Board and an Option for 5,000 shares of Common Stock on the date of each annual meeting of the shareholders. Only the annual Option grants are shown in this column.
(2) The dollar value of each Option granted under the Plan is dependent on the fair market value of the Corporation's Common Stock at any given time during the term of the Option and cannot be accurately estimated for purposes of this chart.
(3) This number was computed based upon the number of non-employee directors entitled to receive Options on the date of the Annual Meeting.

AVAILABILITY OF AMENDED PLAN

  Copies of the Amended Plan are available upon request directed to William E. Eason, Jr., Senior Vice President, Corporate Secretary and General Counsel, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092.

FEDERAL INCOME TAX CONSEQUENCES

  There are no tax consequences to a non-employee director resulting from the grant of an Option. Upon exercise of an Option, the exercising non-employee director will recognize taxable income in the amount by which the then fair market value of the shares of the Corporation's Common Stock acquired upon exercise exceeds the exercise price, with the Corporation being entitled to a deduction in an equal amount. The amount of such taxable income will be characterized as compensation income to such non-employee director. Upon the subsequent disposition of the shares acquired upon exercise, such non-employee director will recognize gain or loss, which will be characterized as capital gain or loss, in an amount equal to the difference between the proceeds received upon disposition and the basis for the shares (the basis being equal to the sum of the price paid for stock and the amount of income realized upon the exercise of the Option), provided the shares are held as a capital asset. Any capital gain or loss will be characterized as long-term or short-term, depending on whether the holding period for tax purposes exceeds one year.

  The preceding paragraph is intended to be merely a summary of the most important federal income tax consequences concerning the grant of the Option and the disposition of the shares of Common Stock issued upon an exercise of the Option under the tax laws and regulations in effect as of the date of this Proxy Statement.

VOTE REQUIRED

  Approval of the Amended Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                                PROPOSAL NO. 3

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP to be the independent auditors of the Corporation for the fiscal year ending July 2, 1999, and proposes that the shareholders ratify this selection at the Annual Meeting. Arthur Andersen LLP also acted as independent auditors of the Corporation for the 1998 fiscal year.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Ratification of the selection of Arthur Andersen LLP requires the affirmative vote of a majority of the shares voting on such proposal (i.e., shares voting for or against the proposal).

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL NO. 4. PROXIES SOLICITED BY THE BOARD DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                                 OTHER MATTERS

  The Board of Directors of the Corporation knows of no other matters which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Corporation's officers, directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations submitted by the reporting persons, the Corporation believes that during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Brian C. Koenig and John H. Levergood inadvertently filed late their respective Statements of Changes in Beneficial Ownership on Form 4 for the month of August 1997.

                            FORM 10-K ANNUAL REPORT

  A copy of the Corporation's Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission for the fiscal year ended June 26, 1998, is included in the Annual Report to Shareholders which accompanies these proxy materials. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Corporation's expenses in furnishing such exhibit(s). Any request for exhibits should be in writing addressed to William E. Eason, Jr., Senior Vice President and Secretary, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals by shareholders for presentation at the 1999 Annual Meeting must be received by the Corporation not later than June 1, 1999, in order to be included in the Corporation's Proxy Statement and form of proxy relating to that meeting. Such proposals should be in writing and addressed to William E. Eason, Jr., Senior Vice President and Secretary, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092.

                                       By order of the Board of Directors

                                       /s/ William E. Eason, Jr.
                                       ----------------------------
                                                   Secretary

September 28, 1998

                            SCIENTIFIC-ATLANTA, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                           FOR THE ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON NOVEMBER 11, 1998


The undersigned hereby appoints James V. Napier, James F. McDonald and William
E. Eason, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Annual Meeting of Shareholders of Scientific-Atlanta, Inc. to be held on November 11, 1998 at 9:00 a.m., local time, at the Grand Hyatt Atlanta in Buckhead, 3300 Peachtree Road, Atlanta, Georgia 30305, and at any adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXYHOLDER WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

(Continued and to be signed and dated on the reverse side.)
                                                        SCIENTIFIC-ATLANTA, INC.
                                                        P.O. BOX 11135
                                                        NEW YORK, NY 10203-0135

________________________________________________________________________________

THE BOARD OF DIRECTORS FAVORS AN AFFIRMATIVE VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS  FOR all nominees   WITHHOLD AUTHORITY  *EXCEPTIONS [ ]
                          listed below [ ]   to vote for [ ]
                                             all nominees listed
                                             below


NOMINEES:    DAVID W. DORMAN AND JAMES F. MCDONALD
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name on the line provided below.)


*EXCEPTIONS ____________________________________________________________________



                                                     Change of Address or
2. Approval of the Amended                           Comments Mark Here [ ]
   Non-Employee Directors Stock Option
   Plan.                                  NOTE: Please date and sign this Proxy
                                          exactly as name appears.  When
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]    signing as attorney, trustee,
                                          administrator, executor or guardian,
3. Ratification of selection of           please give your title as such.  In
   Arthur Andersen LLP as independent     the case of joint tenants, each joint
   auditors of the Corporation.           owner should sign.

   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]    Dated:__________________________, 1998


                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Signature (if held jointly)

                                          VOTES MUST BE INDICATED (X) IN BLACK
                                          OR BLUE INK.




SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                     Appendix to Proxy Statement
                                                     ---------------------------

                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN


1.   PURPOSE.   The purposes of the plan ("Plan") are to advance the interests of Scientific-Atlanta, Inc. ("Company") and its shareholders by (i) encouraging increased share ownership by members of the Board of Directors ("Board") of the Company who are not employees of the Company or any of its subsidiaries, (ii) enhancing the Company's ability to attract and retain the services of experienced, able and knowledgeable persons to serve as directors, and (iii) providing additional incentive for directors to contribute their best efforts to the Company's success.

2.   ADMINISTRATION.   The Plan shall be administered by the Board.  The Board
     shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Board shall be binding upon all persons.

3.   SHARES TO BE ISSUED.   Shares of the Company's common stock ("Common
     Stock") delivered on the exercise of stock options ("Options") granted under the Plan may be authorized, but previously unissued, shares or previously issued shares reacquired by the Company.

4.   GRANTING OF OPTIONS.

     (a)  Eligible Directors.  "Eligible Directors" are all members of the Board
          ------------------
          who are not employees of the Company.


     (b)  Initial Grant.  Each Non-Employee Director will receive an initial
          -------------
          grant of 20,000 shares upon approval by the Board of this Plan or upon his or her initial appointment or election to the Board.


     (c)  Automatic Grants.  An Option to purchase 5,000 shares of Common Stock
          ----------------
          shall be granted at the annual meeting of the Board held on the date of the Annual Meeting of Shareholders beginning in 1995 and at each succeeding Board meeting held on that date, provided the Non-Employee Director continues in office after the Board meeting date on which the Option is granted.

     (d)  Option Agreement.  Each Option shall be evidenced by a written
          ----------------
          instrument which shall state the terms and conditions of the grant, not inconsistent with the Plan, as the Board in its sole discretion shall determine and approve.

     (e)  Option Price.  The purchase price for each share of Common Stock
          ------------
          subject to an Option shall be the fair market value of the Common Stock on the date the Option is granted. For this purpose, as well as other purposes under the Plan, fair market value shall be deemed to be the closing selling price of a share of Common Stock as traded on the New York Stock Exchange on the date on which the Option is granted or, if there is no trade on such Exchange on that date, then on the next preceding date on which there was a trade of Common Stock on such Exchange. (In the event the Company's Common Stock is not listed on the New York Stock Exchange on the date of an Option grant, the fair market value shall be determined as stated above but with reference to trades on the largest stock exchange on which the Common Stock is then traded.)

     (f)  Nontransferability.  An Option shall be nonassignable and
          ------------------
          nontransferable other than by will or the laws of descent and distribution. An Option shall be exercisable during the Eligible Director's lifetime only by him or, in the event of his incompetence, by a duly appointed guardian.

5.   OPTION EXERCISES.

     (a)  Exercise Timing.  Except as provided in Sections 5(c) and 6 below,
          ---------------
          each Option shall become exercisable for twenty-five percent (25%) of the shares of Common Stock covered by the Option after the expiration of one (1) year following the date of grant and for an additional twenty-five percent (25%) of the shares after the expiration of each of the succeeding three (3) years following the date of grant.

     (b)  Method of Exercise.  Options may be exercised by delivery of written
          ------------------
          notice of exercise to the Secretary of the Company, accompanied by the full purchase price of the shares being purchased. The price shall be paid at the time of exercise (i) in cash, (ii) by the transfer to the Company of shares of the Company's Common Stock acquired by the option holder prior to the exercise of the Option, or (iii) by any combination of cash or such shares of the Company's Common Stock.
          Each such share so transferred in full or part payment of the option price shall be deemed to have a value equal to the closing price of a share of the Common Stock of the Company, as traded on the New York Stock Exchange (or the largest stock exchange on which it is then traded), on the date of transfer to the Company, or if there is no trade on such Exchange on that date, on the nearest date preceding the date of transfer on which a trade on such Exchange was made, and each such share at the time of such transfer shall be free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to the Company in full or part payment of the Option price.

     (c)  Effect of Change of Control.  In the event of "Change of Control" of
          ---------------------------
          the Company, all Options held by Eligible Directors on the date of Change of Control shall be immediately exercisable in full, irrespective of the amount of time that has elapsed from the date of grant. "Change of Control" means a change of twenty-five percent (25%) or more of the membership of the Board (excluding membership changes resulting from normal retirement of directors) within a twenty-four (24) month period following the acquisition of beneficial ownership by any person or entity, or group of persons or entities and their affiliates acting in concert, of twenty percent (20%) or more of the voting securities of the Company. "Affiliates" and "beneficial ownership" shall be defined in accordance with Rules 12b-2 and 13d-3 of the Securities and Exchange Commission, as the same may from time to time be amended.

6.   EXPIRATION OF OPTIONS.   Except as hereinafter provided, all Options shall
     expire on the earlier of (i) the last day of the tenth (10th) year after the date of grant or (ii) the date that an Eligible Director ceases to be a member of the Board; provided, however, that to the extent any unexpired Options are otherwise exercisable on the date that an Eligible Director ceases to be a member of the Board for any reason other than Cause (as defined below), death, Early Retirement (as defined below) or Mandatory Retirement (as defined below), such Options shall remain exercisable for one (1) year following the last day of the Eligible Director's Board membership and shall expire if not exercised within said one (1) year period. If Board membership ceases on account of death or Mandatory Retirement, all unexpired Options held by the Eligible Director on the last day of Board membership, whether exercisable or not exercisable, shall be immediately exercisable and remain exercisable for three (3) years following the last day of the Eligible Director's Board membership and shall expire at the end of such three (3) year period if not exercised within said three (3) year period. If Board membership ceases on account of Early Retirement, all unexpired Options held by the Eligible Director on the last day of Board membership, which are then exercisable or would have become exercisable had the Director continued as a member of the Board for one (1) additional year, whether exercisable or not exercisable, shall be immediately exercisable and remain exercisable for one (1) year following the last day of the Eligible Director's Board membership and shall expire if not exercised within said one (1) year period. To the extent any otherwise unexpired Options are not exercisable in accordance with the immediately preceding sentence, they shall expire as of the effective date of such Eligible Director's Early Retirement. All Options held by an Eligible Director whose membership on the Board ends after the occurrence of Cause shall expire immediately on his or her last day of Board membership. "Cause," for the purposes of this Section 6, means any act or omission for which indemnification of the Director is prohibited by the Georgia Business Corporation Code (Sections 14-2-171 of the Code until July 1, 1989 and Section 14-2-856, as amended, on and after July 1, 1989). "Mandatory Retirement," for the purposes of this Section 6, means an Eligible Director's ineligibility to be re-elected to the Board due to the terms of the retirement policy adopted by the Board (as amended from time to time), provided such ineligibility occurs after at least thirty-six (36) consecutive months of service on the Board. "Early Retirement," for the purposes of this Section 6, means an Eligible Director's voluntary resignation from the Board after at least thirty-six (36) consecutive months of service on the Board.

7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of Common Stock of the Company occurs, the number and kind of shares authorized by this Plan, and the number, Option price and kind of shares covered by the Options granted hereunder, shall be automatically adjusted as required in order to prevent an unfavorable effect upon the value of the shares covered by then outstanding Options and shares covered by Options subsequently granted.

8.   TAX WITHHOLDING.    Any exercise of an Option pursuant to the Plan shall be
     subject to withholding of state and federal income taxes, FICA tax or other taxes to the extent required by applicable law.

9.   LAWS AND REGULATIONS.   The Plan, the grant and exercise of Options, and
     the obligation of the Company to sell or deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations and rules. In the event that the shares of Common Stock to be issued under this Plan are not registered under the Securities Act of 1933 and any applicable state securities laws prior to the delivery of such shares, the Company may require, as a condition to the issuance thereof, that the persons to whom such shares are to be issued represent and warrant in writing to the Company that the shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares within the meaning of that Act, and a legend to that effect may be placed on the certificates representing such shares.

10.  TERMINATION AND AMENDMENT OF THE PLAN.   The Board may at any time
     terminate the Plan or may at any time or times amend the Plan or amend any outstanding Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law, provided that:

     (i) no amendment of any outstanding Option shall contain terms or conditions inconsistent with the provisions contained in the Plan at the time the respective Option was granted, as determined by the Board; and

     (ii) except as provided in Section 7, no such amendment shall, without the approval of the shareholders of the Company: (a) increase the number of shares of Common Stock for which each Option may be granted under the Plan; (b) increase the frequency of Option grants; (c) reduce the price at which Options may be granted or exercised below the price provided for in Section 4(e); (d) extend the period during which any outstanding Option may be exercised; (e) materially increase in any other way the benefits accruing to Eligible Directors; (f) expand Plan eligibility beyond Eligible Directors as defined herein, or (g) disqualify an Eligible Director from being a "disinterested" administrator, within the meaning of Rule 16b-3 (or any successor rule) of the Securities and Exchange Commission, of any stock option plan or other stock-based plan of the Company.

11.  EFFECTIVE DATE.   The Plan shall become effective on the date of approval
     by the Board; provided, however, that the Plan shall be submitted to the shareholders of the Company for approval, and if not approved by the shareholders within one (1) year from the date of approval by the Board, the Plan shall be of no force and effect. Options granted under the Plan before approval of the Plan by the shareholders shall be granted subject to such approval and shall not be exercisable before such approval.

To record the adoption of this Plan (as amended and restated) by the Board and the shareholders, effective as of November 11, 1998, the Company has caused its authorized officers to execute this Plan in the space below.


                                    SCIENTIFIC-ATLANTA, INC.


                                    By:  /s/ Brian C. Koenig
                                       ------------------------------------
                                    Name:  Brian C. Koenig
                                    Title: Senior Vice President -
                                           Human Resources



                                    By:  /s/ William E. Eason, Jr.
                                       -----------------------------------
                                    Name:  William E. Eason, Jr.
                                    Title: Corporate Secretary


[ Corporate Seal]

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